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                     November 9, 2020

       Richard M. Maurer
       Chief Executive Officer
       Netfin Acquisition Corp.
       445 Park Avenue, 9th Floor
       New York, NY 10022

                                                        Re: Netfin Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 31,
2020
                                                            File No. 001-39008

       Dear Mr. Maurer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Elliott Smith, Esq.